Form of Tier 1 Severance Agreement


                      CHANGE IN CONTROL PAYMENTS AGREEMENTS

                  THIS AGREEMENT is entered into as of July __, 1996, by and between ____________ (the "Employee") and Spreckels Industries, Inc., a Delaware corporation d/b/a Yale International, Inc. (the "Company").

                  1. Change in Control Payments. If (a) a Change in Control occurs, (b) the Employee is thereafter "Terminated" (as defined herein) or voluntarily elects to resign within the time periods herein specified, and (c) the Employee releases the Company, its subsidiaries and its directors, officers and employees from all claims (including but not limited to those regarding discrimination because of age, sex, race, national origin or physical or mental impairments), then the Employee shall be entitled to receive a Change in Control payment (a "CICP") and other benefits as provided herein. If the Employee becomes entitled to a CICP and other benefits as provided herein, such entitlement will be in lieu of any payments or other benefits under the Company's Supplemental Executive Severance Policy and any other severance or separation policy which otherwise would be applicable excluding any amounts payable under the Company's Management Incentive Plan. Any CICP payment due the Employee shall be made in a lump sum not more than five business days following the date the Employee becomes entitled to receive such payment.

                  2. Termination. Subject to the terms of Section 1, in the event the Employee is Terminated within two years following a Change in Control, the Employee shall be entitled to receive a CICP in an amount equal to (a) two times the Employee's annual rate of Base Compensation, plus (b) two times the Employee's annual target bonus as in effect for the year in which Termination occurs (or, if higher, the target bonus for the year in which the Change in Control occurs (the "Annual Target Bonus")).

                  3. Resignation. Subject to the terms of Section 1, in the event the Employee voluntarily resigns within two years following a Change in Control, the Employee shall be entitled to receive a CICP in an amount equal to
(a) one times the Employee's annual rate of Base Compensation, plus (b) one times the Employee's Annual Target Bonus.

                  4. Full Vesting.  If the conditions  specified in clauses (a),
(b) and (c) of the first sentence of Section 1 are satisfied, then the Employee shall become fully vested in all awards heretofore or hereafter granted to him under all incentive compensation, deferred compensation, stock option, stock appreciation rights, restricted stock, phantom stock or similar plans maintained by the Company, any contrary provisions of such


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                                                                               2




plans notwithstanding. Any such plans shall be deemed amended to the extent necessary carry out this section.

                  5. Health and Medical Benefits. If the conditions specified in clauses (a), (b) and (c) of the first sentence of Section 1 are satisfied, then the Employee (and, if applicable, his dependents) shall be entitled to continue in all Company group insurance benefits as if the Employee was still employed by the Company including, but not limited to, participation in the health and medical benefit plans maintained by the Company, Employee life insurance, and disability insurance to the same extent, and with the same benefits, as immediately prior to his termination of employment (or, if greater as in effect immediately prior to the Change in Control). This participation will continue for a period of 24 months following Termination or a period of 12 months following a voluntary resignation, and the Employee will be required to make the same periodic contributions toward the cost of these benefits as was made immediately prior to any such termination of his employment. To the extent that the Company finds it impossible to cover the Employee under its group plans, the Company shall provide the Employee with a comparable level of coverage under individual policies, at the same cost to the Employee.

                  6. No Mitigation. The Employee shall not be required to mitigate the amount of any CICP under this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                  7. Presumption and Additional Payment. (a) Subject to the provisions of Section 10 hereof, the Company shall make the CICP upon receiving a written demand from the Employee describing the CICP, referring to the provision of this Agreement under which the CICP is claimed and certifying that all conditions with respect to such entitlement, as set forth in this Agreement, have been satisfied and any such certification shall be presumed correct. Notwithstanding any payment made under this section, the Company may seek a refund thereof under the provisions of Section 11(g) of this Agreement.

                  (b) In the event the Company fails to make the CICP, for any reason, within ten business days of delivery of the written demand required under Section 7(a) hereof, the Company shall make to the Employee an additional lump sum payment in an amount equal to 50 percent of the CICP. The Company shall make such additional payment immediately after it receives written notice from the Employee that such additional payment is due.

                  8.       Definitions.

                           (a)      Change in Control. Under this Agreement, the
term "Change in Control" means the occurrence of any of the following events after the date of this Agreement:


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                                                                               3




                  (i) The six persons who were directors of the Company on September 1, 1995 (the "Incumbent Directors") shall cease (for any reason other than death) to constitute a majority of the Board of Directors of the Company. For this purpose, any director who was not a director on September 1, 1995 shall be deemed to be an Incumbent Director if such director was elected or appointed to the Board after the date hereof in substitution of an Incumbent Director by, or on the recommendation of or with approval of, at least a majority of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has threatened to, or has entered into an agreement to, effect a Change in Control);

                  (ii) Any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan of the Company, through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

                  (iii) The shareholders of the Company approve (i) a merger or consolidation of the Company with any other corporation, provided that, if immediately following such merger the Shareholders of the Company own more than 75 percent of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of the resulting company and no "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan of the Company, owns more than 25 percent of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors, then no Change in Control shall be deemed to have taken place or (ii) an agreement for the sale of 50 percent or more of the assets of the Company; or

                  (iv) Any other event determined to be a Change in Control by a majority of the Board.

                           (b)  Termination.  Under this Agreement, the term
"Termination" or "Terminated" shall mean any of the following:

                  (i) the Employee has been terminated by the Company for any reason other than Cause;

                  (ii)  elimination of the Employee's position or job;


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                                                                               4




                  (iii) a significant diminution of the Employee's duties, responsibilities or authority without the Employee's consent;

                  (iv) a reduction in the Employee's Base Compensation after the Change in Control;

                  (v) the failure by the Company to provide substantially similar benefits as in effect on the date hereof, including, without limitation, equity, incentive, bonus, retirement, health, life insurance, vacation, change in control protection and other fringe benefit arrangements;


                  (vi)  any breach of this Agreement by the Company; or

                  (vii) a requirement that the Employee relocate his principal place of work by a distance of 50 miles or more.

                  (c) Cause. Under this Agreement, the term "Cause" means:

                  (i) A willful failure by the Employee to substantially perform his duties, other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment,

                  (ii) A willful act by the Employee which constitutes gross misconduct or fraud and which is materially injurious to the Company, or

                  (iii) A conviction of, or a plea of "guilty" or "no contest" to, a felony.

No act or failure to act by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

                  (d) Base Compensation. Under this Agreement, the term "Base Compensation" means base salary paid to the Employee at the annual rate of $____________ or at such higher rate as the Company amy determine from time to time.

                   9.      Successors.

                  (a) Company's Successors. The Company shall require any successor or successors (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets, by an agreement in substance and form satisfactory to the Employee, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the


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                                                                               5



absence of a succession. The Company's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Employee to all of the compensation and benefits to which he would have been entitled hereunder if the Company had involuntarily terminated his employment without Cause immediately after such succession become effective. For all purposes under this Agreement, the term "Company" shall include any successor or successors to the Company's business and/or assets which executes and delivers the assumption agreement described in this Subsection (a) or which becomes bound by this Agreement by operation of law.

                  (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributee, devisees and legatees.

                  10.      Limitation on Payments.

                  (a) Basic Rule. Any other provision of this Agreement notwithstanding, the Company shall not be required to make any payment or transfer any property to, or for the benefit of, the Employee (under this Agreement or otherwise) that would be nondeductible by the Company by reason of section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or that would subject the Employee to the excise tax described in section 4999 of the Code. All calculations required by this Section 10 shall be performed by Arthur Anderson (the "Auditors"), based on information supplied by the Company and the Employee, and shall be binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

                  (b) Reductions. If the amount of the aggregate payments or property transfers to the Employee must be reduced under this Section 10, then the Employee shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee that he shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment


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                                                                               6



would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Employee, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

                  11.      Miscellaneous Provisions.

                  (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall affect the Employee's rights (subject to the applicable terms thereof) to receive benefits under the Company's Supplemental Executive Severance Policy or any successor policy (any of which may or may not be applicable to the Employee under circumstances whether Employee is not entitled to receive a CICP hereunder), or any other benefits applicable under the circumstances of the Employee's termination which are not severance or separation pay, continuation of group insurance benefits or benefits relating to incentive compensation (including changes in terms and conditions relating thereto).

                  (d) No Setoff; Withholding Taxes. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Employee under this Agreement. All payments made under this Agreement shall be subject to reduction for individual income and withholding taxes required to be withheld by law.



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                                                                               7



                  (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina.

                  (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (g) Arbitration. Except as otherwise provided in Section 10, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Charlotte, North Carolina in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All fees and expenses of the arbitrator and such association shall be paid as determined by the arbitrator. Punitive damages shall not be awarded. The arbitrators shall focus on the factual situation and the equity of the situation rather than a technical reading of the Agreement. Any ambiguity shall be construed in favor of the Employee. Notwithstanding the foregoing, a dispute or controversy over whether "Cause" exists or whether a "Termination" has occurred within two years after a Change in Control shall be arbitrated by a three-member panel composed of the Compensation Committee of the Board of Directors of the Company as it existed prior to September 1, 1995 (the "Compensation Committee Members"), provided that, if any Compensation Committee Member is unable to serve on such panel, the remaining Compensation Committee Members shall appoint an additional panel member, selecting first from among the outside directors serving on the Board of Directors of the Company as it existed prior to September 1, 1995, in substitution of such Compensation Committee Member. In the event three such individual are unwilling to serve as arbitrators, the preceding three sentences shall be inapplicable and all disputes and controversies shall be resolved in the accordance with the provisions of the first sentence of this Section 11(g).

                  (h) No Assignment. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.



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                                                                               8


                  IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.





                                                   -----------------------------
                                                              Employee


                                                   YALE INTERNATIONAL, INC.


                                                   By:__________________________
                                                              Bart A. Brown
                                                             Chairman of the
                                                            Board of Directors








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